Exhibit 3.99

DFI/CORP/38

RECORD 2011

United States of America

State of Wisconsin

DEPARTMENT OF FINANCIAL INSTITUTIONS

To All to Whom These Presents Shall Come, Greeting:

I, PAUL M. HOLZEM, Administrator, Division of Corporate and Consumer Services, Department of Financial Institutions, do hereby certify that the annexed copy has been compared by me with the record on file in the Corporation Section of the Division of Corporate & Consumer Services of this department and that the same is a true copy thereof and the whole of such record; and that I am the legal custodian of said record, and that this certification is in due form.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the official seal of the Department.

/s/ Paul M. Holzem
PAUL M. HOLZEM, Administrator
Division of Corporate and Consumer Services
Department of Financial Institutions

BY: /s/

DATE: Nov - 5 2012

Effective July 1, 1996, the Department of Financial Institutions assumed the functions previously performed by the Corporations Division of the Secretary of State and is the successor custodian of corporate records formerly held by the Secretary of State.

Sec. 180.0202

Wis. Stats.

State of Wisconsin

Department of Financial Institutions

ARTICLES OF INCORPORATION - STOCK FOR-PROFIT CORPORATION

Executed by the undersigned for the purpose of forming a Wisconsin Stock For-Profit Corporation under Chapter 180 of the Wisconsin Statutes:

Article 1.             Name of the corporation:         Veolia ES Mallard Ridge Landfill, Inc.

Article 2.             The corporation is organized under Ch. 180 of the Wisconsin Statutes.

Article 3.             Name of the initial registered agent:     C T CORPORATION SYSTEM

Article 4.             Street address of the initial registered office: 8025 Excelsior Drive Suite 202

Madison, WI 53717

United States of America

Article 5.             Number of shares of stock the corporation shall be authorized to issue:

            Number of Shares Authorized: 1,000

Class: Common

Par Value Per Share: $.10

Article 6.             Name and complete address of each incorporator:         Michael K. Slattery

125 S. 84th Street

Suite 200

Milwaukee, WI 53214

United States of America

Other provisions (optional).	(No other provisions declared.)

Other Information.	This document was drafted by:	Joyce Hansen

Incorporator signature:	Michael K. Slattery

Date & Time of Receipt:	7/8/2010 2:39:36 PM

Order Number:	201007082287442

ARTICLES OF INCORPORATION – Wisconsin Stock For-Profit Corporation (Ch. 180)

Filing Fee: $100.00

Expedite Fee: $25.00

Total Fee: $125.00

ENDORSEMENT

State of Wisconsin

Department of Financial Institutions

Effective Date 7/8/2010

Filed 7/8/2010

Entity ID Number V023148

Sec. 180.1006

Wis. Stats.

State of Wisconsin

DEPARTMENT OF FINANCIAL INSTITUTIONS

Division of Corporate & Consumer Services

ARTICLES OF AMENDMENT - STOCK, FOR-PROFIT CORPORATION

A. The present corporate name (prior to any change effected by this amendment) is:

Veolia ES Mallard Ridge Landfill, Inc.	(Enter Corporate Name)

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form. Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, THAT the articles of incorporation be amended as follows: Article 1.

Name of the corporation: Advanced Disposal Services Mallard Ridge Landfill, Inc.

FILING FEE - $40.00 See instructions, suggestions and procedures on following pages.

DFI/CORP/4(R02/05/04) Use of this form is voluntary.

B. Amendment(s) adopted on November 20, 2012

(Indicate the method of adoption by checking (X) the appropriate choice below.)

In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)

OR

In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)

OR

In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C. Executed on (Date) November 29, 2012

	(Signature)	/s/ Christian B. Mills
Title:	☐President	☐Secretary or other officer title	Assistant Secretary

(Printed name) Christian B. Mills

This document was drafted by	(Name the individual who drafted the document)
Cameron Brown

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

Submit one original and one exact copy to Dept. of Financial Institutions, P O Box 7846, Madison WI, 53707-7846, together with a FILING FEE of $40.00 payable to the department. Filing fee is non-refundable. (If sent by Express or Priority U.S. mail, address to 345 W. Washington Ave., 3rd Floor, Madison WI, 53703). The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats. NOTICE: This form may be used to accomplish a filing required or permitted by statute to be made with the department. Information requested may be used for secondary purposes. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing-impaired may call 608-266-8818 for TDY.

DFI/CORP/4I(R02/05/04)

ARTICLES OF AMENDMENT – Stock, For-Profit Corporation

CAMERON BROWN

WINSTON AND STRAWN LLP

200 PARK AVENUE

NEW YORK, NY 10166

▲ Your return address and phone number during the day: (212) 294-5306

INSTRUCTIONS (Continued)

A. State the name of the corporation (before any change effected by this amendment) and the text of the amendment(s). The text should recite the resolution adopted (e.g., “Resolved, that Article 1 of the articles of incorporation be amended to read: . . . . . . (enter the amended article). If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B. Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark (X) one of the three choices to indicate the method of adoption of the amendment(s).

By Board of Directors — Refer to sec. 180.1002 for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

By Board of Directors and Shareholders — Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003, Wis. Stats., for specific information.

By Incorporators or Board of Directors — Before issuance of shares — See sec. 180.1005, Wis. Stats., for conditions attached to the adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

C. Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer of the corporation (or incorporator if directors have not been elected), or a court-appointed receiver, trustee or fiduciary. A director is not empowered to sign.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner, If the document is not executed in Wisconsin, enter that remark.

FILING FEE - $40.00.

DFI/CORP/4I(R02/05/04)